Exhibit 99.1

Veeco Announces Private Exchanges and Cancellation of Remaining 3.75% Convertible Notes due 2027

May 15, 2025

PLAINVIEW, N.Y., May 15, 2025 (GLOBE NEWSWIRE) -- Veeco Instruments Inc. (NASDAQ: VECO) (the “Company” or “Veeco”) today announced that the Company completed separate exchange transactions (the “Exchanges”) pursuant to privately negotiated exchange agreements with the holders of all of its outstanding 3.75% Convertible Senior Notes due 2027 (the “2027 Notes”).

“Veeco has strengthened our balance sheet by proactively addressing our 2027 Notes following the settlement of our 2025 Notes at maturity in January,” said John Kiernan, Chief Financial Officer of Veeco. “These transactions provide greater financial flexibility, in addition to reducing our ongoing interest expense and outstanding debt.”

Prior to the Exchanges, the 2027 Notes had an aggregate principal amount of $25.0 million, representing approximately 1.8 million underlying shares of the Company’s common stock based on the conversion ratio of 71.5372 shares per $1,000 principal amount of the 2027 Notes. In accordance with the terms of the Exchanges, the Company exchanged the 2027 Notes for an aggregate of approximately 1.6 million newly issued shares of its common stock and approximately $5.4 million in cash, inclusive of accrued and unpaid interest.

The Exchanges were made pursuant to an exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended.

ICR Capital LLC acted as the Company’s financial advisor.

About Veeco

Veeco (NASDAQ: VECO) is an innovative manufacturer of semiconductor process equipment. Our laser annealing, ion beam, single wafer etch & clean, lithography, and metal organic chemical vapor deposition (MOCVD) technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets we serve. To learn more about Veeco’s systems and service offerings, visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K for the year ended December 31, 2024 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Veeco Contacts:

Investors: Anthony Pappone | (516) 500-8798 | apappone@veeco.com
Media: Javier Banos | (516) 673-7328 | jbanos@veeco.com